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                                                                   EXHIBIT 10.14
                                November 7, 1996


Mr. Richard E. Schmidt


     Re:  Retirement Compensation Package

Dear Dick:

     I am pleased to report that, in recognition of your outstanding service to the Company, the Company's Compensation Committee has approved a retirement compensation package for you. Accordingly, the Company agrees as follows:

     1.  Nonqualified Stock Options.  The Company agrees that the vesting of
         --------------------------
the nonqualified stock options currently held by you shall be accelerated, effective as of the date of your retirement as an employee of the Company, so as to be exercisable for all of the shares subject thereto (immediately prior to such acceleration, options for 33,750 shares remained unvested). In addition, the Company acknowledges and agrees that the option agreements governing such options permit you to exercise such options for so long as you serve as a member of the Company's Board of Directors, and for three (3) months thereafter.

     2.  Restricted Stock.  The Company agrees to amend the Restricted Stock
         ----------------
Award Agreements governing the shares of restricted stock currently held by you so as to provide that service as a member of the Company's Board of Directors shall be deemed to constitute "employment with the Company" for purposes of
Section 2.1 thereof, so that the Termination Date (as defined in such Agreements) shall not be deemed to occur until termination of your service as a member of the Board.

     3.  Consulting Agreement.  The Company shall enter into a Consulting
         --------------------
Agreement with you pursuant to which you will provide consulting services to the Company for a period of one (1) year, which Agreement shall be renewable, in the sole discretion of the Company's Board of Directors, for up to four (4) additional one (1) year terms. Your compensation for such consulting services shall be $100,000 per year.

     4.  Health Insurance.  The Company shall provide you with supplemental
         ----------------
health care insurance, without charge, for life.
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     If the foregoing is acceptable, please so indicate by executing a copy of this letter at the place indicated below and returning it to me at the Company. If you have any questions, please do not hesitate to call me.

                                      Sincerely,

                                      /s/ ROBERT G. DEUSTER

                                      Robert G. Deuster


ACCEPTED AND AGREED:


/s/ RICHARD E. SCHMIDT
----------------------
Richard E. Schmidt

                             CONSULTING AGREEMENT
                             --------------------

     This Consulting Agreement ("Agreement") is made this 7th day of November, 1996, between Richard E. Schmidt ("Schmidt") and Newport Corporation, a Nevada corporation ("Newport").

                                R E C I T A L S
                                ---------------

     A. Schmidt has been an employee, Chairman and Chief Executive Officer of Newport for several years and is scheduled to retire on December 31, 1996; and

     B. Newport and Schmidt now desire to provide for a consulting relationship between the parties following Schmidt's retirement.

     NOW THEREFORE, the parties agree as follows:

     1.   Consulting.  Newport shall engage Schmidt as a business consultant and
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Schmidt shall serve Newport in such capacity, upon the terms hereinafter set forth.

     2.   Consulting Term.  The period of Schmidt's engagement as a consultant
          ---------------
shall begin on January 1, 1997 and extend for a period of twelve (12) months thereafter.

          Newport may, at its sole option, extend this Agreement for successive additional twelve (12) month periods or any fraction thereof, subject to the willingness of Schmidt to continue to serve in the capacity as consultant. Each such additional period shall be deemed to be a new Consulting Term hereunder.

          Should this Agreement be in force at the time of change in control (defined in Section 5), this Agreement shall automatically renew and extend from the date of Schmidt's retirement to a date five (5) years later, with all terms and conditions as set forth herein.

     3.   Duties.  During the Consulting Term, so long as Schmidt is being
          ------
compensated hereunder, Schmidt shall, from time to time, at mutually agreed upon times, render such advice and consultation in such manner as Newport shall make known, including without limitation, advice and consultation regarding strategic planning, management, financial analysis, product planning or other corporate matters.

          Subject to Section 7 regarding confidentiality, Schmidt may engage in other activities during the Consulting Term, provided he is able to make himself reasonably available to Newport from time to time for consultation assignments.

     4.   Compensation - Consulting Term.  As compensation for Schmidt's
          ------------------------------
services as a consultant for each twelve-month Consulting Term, Newport shall pay Schmidt a fee in the sum of $100,000 plus travel expenses, if any, incurred by Schmidt in rendering such services. Payment of such amount shall be made on a quarterly basis during each Consulting Term.

     5.   Change in Control.
          -----------------

          "Change in control" of Newport shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of Newport representing 30% of more of the combined voting power of Newport's then outstanding securities ordinarily (apart from rights accruing under special circumstances) having the right to vote at elections of directors, (b) the persons who were directors of Newport immediately prior to any merger, consolidation, sale of assets or securities, contested election, or any combination of the foregoing, shall as a result thereof cease to constitute a majority of the Board of Directors of Newport or its successor, or (c) the persons who were directors of Newport immediately prior to a tender offer or exchange offer for the voting stock of Newport (other than by Newport or a subsidiary) shall, within two (2) years after the making of such tender or exchange offer, cease to constitute a majority of the Board of Directors of Newport or its successor.

     6.   Death or Disability.
          -------------------

          (a) In the event of Schmidt's death or disability prior to a change in control as set forth in Section 5 above:

               (i) If, during the course of the Consulting Term, Schmidt dies, the consulting provisions of this Agreement, as applicable, shall terminate, and Schmidt's estate shall be paid, within fifteen (15) days, a termination settlement of twelve (12) months of fee as set forth in Section 4(a).

               (ii) If, during the course of the Consulting Term, Schmidt suffers a physical or mental disability due to illness or incapacity such that, based on competent medical evidence, Schmidt is unable to carry out the duties to be performed by him hereunder, the consulting provisions of this Agreement shall terminate, and Schmidt's estate shall be paid, within fifteen (15) days, a termination settlement of twelve (12) months of fee as set forth in Section 4(a).

          (b) In the event of the death or disability of Schmidt following a change in control, Schmidt or his estate shall continue to receive payments as set forth in Section 4 for the remainder of the term of the Agreement, as defined in Section 2.

     7.   Confidentiality.  During the Consulting Term, Schmidt shall refrain
          ---------------
from directly or indirectly, for his own account or as agent, servant, employee or member of any firm (a) disclosing to any other person or entity any confidential information or trade secrets of Newport, without Newport's written consent, and (b) engaging, hiring, employing or soliciting the employment of any of Newport's then employees or of the then employees of any of Newport's affiliates or subsidiaries. The violation of any of these provisions shall provide just cause for the full and unconditional release, without liability to Newport, of all of Newport's obligations hereunder.

     8.   Miscellaneous.
          -------------

          (a)  Assignment.  The performance of Schmidt contemplated hereunder is
               ----------
personal in nature and, accordingly, neither this Agreement nor any part thereof may be assigned by either party hereto.

          (b)  Successors and Affiliates.  Except as otherwise provided herein,
               -------------------------
this Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives and, in the case of Newport, any successor by operation of law or otherwise. Newport shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Newport, by agreement in form satisfactory to Schmidt, to expressly assume and perform this Agreement in the same manner and to the same extent that Newport would be required to perform and if no such succession had taken place.

          (c)  Waiver and Amendment.  A party's failure to enforce any of its
               --------------------
rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is in writing and signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provisions hereof. This Agreement may be amended only by a written agreement executed by either party hereto.

          (d)  Governing Law.  The validity of this Agreement, the construction
               -------------
of its terms and the determination of the rights and duties of the parties hereto shall all be governed by the laws of the State of California.

          (e)  Entire Agreement.  This Agreement contains the sole and entire
               ----------------
agreement and understanding of the parties with respect to the subject matter hereof, and any and all prior discussions, negotiations, commitments, letters of intent, memoranda, writings and understandings related hereto, are hereby superseded. No representations oral or otherwise, express or implied, other than those contained herein, have been made by any party hereto.

          (f)  Severability.  This Agreement is severable to the extent that if
               ------------
any of its provisions should be declared invalid by court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not thereby be adversely affected.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.


                                    NEWPORT CORPORATION,
                                    a Nevada corporation


                                    By:  /s/ ROBERT G. DEUSTER
                                         ---------------------
                                         Robert G. Deuster,
                                         Chief Executive Officer


                                         /s/ RICHARD E. SCHMIDT
                                         ----------------------
                                         Richard E. Schmidt